Exhibit 10.19A

Via Hand Delivery

March 12, 2001

Mr. Shane McMahon

Re:	World Wrestling Federation Entertainment, Inc. (“WWE”) -w- Shane McMahon (“Talent”)

Dear Shane:

Reference is made to that certain agreement between the parties dated February 15, 2000 and made effective January 1, 2000 (“Agreement”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to amend the Agreement as follows (“First Amendment”):

	1.	The parties hereby agree to add a new Paragraph 1.3 as follows:

“1.3 In addition to TALENT providing services as a professional wrestler as described herein, TALENT shall also perform the following duties and accountabilities as reasonably directed by WWE’s Chairman (or his designee) (‘WWE Supervisor’) including, but not limited to the following:

•	Assisting in the development of storylines, vignettes and such other ideas for use in WWE’s weekly television programs (now in existence or hereinafter created), pay-per-view programming, promotional spots, commercials, advertisements, Internet website and/or such other WWE projects (collectively the ‘Programs’) as directed by his WWE Supervisor (‘Development’);

		•	Performing such Development in collaboration with other WWE staff, employees, contractors or other such parties designated by his WWE Supervisor;

		•	Making on-camera appearances, voice-overs, and other such performances for the Programs as directed by his WWE Supervisor (‘Performance Duties’);

		•	Attending live television events related to the Programs during the Term hereof as reasonably directed by his WWE Supervisor;

•	Attending meetings related to the Programs as reasonably required by his WWE Supervisor;

•	Using good faith efforts to maintain positive relationships with WWE, its contractors, representatives and talent;

•	Critiquing and reporting on the activities related to the Programs as reasonably directed by the WWE Supervisor;

•	Providing consistent feedback regarding the Programs in a form and manner reasonably prescribed by the WWE Supervisor;

•	Completing special assignments as reasonably designated by the WWE Supervisor and at locations agreed to between the parties;

•	Attending meetings at the WWE Supervisor’s reasonable discretion to provide feedback to WWE regarding the Duties herein and the feasibility and/or desirability of continuing to perform certain functions or responsibilities as herein described; and

•	Performing any other function or activity which his WWE Supervisor may decide in his reasonable discretion is necessary or desirable to carry out the Duties herein.

The Development and Performance Duties and any other tasks set forth herein shall collectively be referred to throughout the remainder of this Agreement as ‘Duties’.

TALENT shall devote his best efforts and full business time and attention to the performance of his Duties and shall protect and promote the interests of WWE. TALENT shall cooperate in any reasonable manner whatsoever with WWE in connection with the performance of the Duties. TALENT acknowledges and agrees that there are inherent subtasks within the services set forth above that will be performed as a part of the Duties.”

2. The parties hereby agree to amend Paragraph 6.1 in its entirety and replace it with the following provision:

“6.1 The term of the Agreement shall be five (5) years from the effective date hereof (‘Initial Term’). Thereafter, this Agreement shall automatically renew for successive one (1) year terms (‘Renewal Terms’) unless either party serves written notice to the other party, at least ninety (90) days prior to the end of the then existing Renewal Term, terminating this Agreement upon expiration of the then existing Renewal Term. Each individual year of the Agreement may be referred to hereinafter as a ‘Contract Year’. ”

3. The parties hereby agree to amend Section 7 entitled “Payments/Royalties” in its entirety and replace it with the following provisions:

“7.1 (a) Provided that TALENT fulfills all of his obligations and warranties herein and provided TALENT does not breach the terms of this Agreement, COMPANY guarantees TALENT that the total of the payments made to TALENT shall amount in the aggregate to be no less than Five Hundred Thousand US Dollars ($500,000.00) for each Contract Year of this Agreement (referred to hereinafter as ‘Minimum Annual Compensation’), which shall be payable in fifty two (52) equal weekly installments. In calculating such Minimum Annual Compensation, COMPANY shall credit any payments earned by TALENT under the paragraphs of this Section 7 against the Minimum Annual Compensation. For the purposes of this paragraph, any royalty payments due under the Agreement shall be deemed ‘earned’ only at the time they are paid to TALENT.

     (b) Within one hundred twenty (120) days after each Contract Year during the Term has ended, if it is determined that TALENT has earned more than the Minimum Annual Compensation for services rendered during that Contract Year, TALENT shall be paid in one lump sum within fifteen (15) days thereafter the difference between the Minimum Annual Compensation and what TALENT actually earned for services rendered during that Contract Year.

7.2 (a) If TALENT appears and performs in any Event in an arena before a live audience at which admission is charged other than those arena events which are taped or broadcast for purposes pursuant to paragraph 7.2 (b) and paragraph 7.2 (c) hereof (hereinafter ‘House Shows’), TALENT may be paid by COMPANY, as COMPANY shall determine in its discretion, an amount equal to such percentage of the paid receipts for such House Show from the live House Show gate receipts only as is consistent with the nature of the match in which TALENT appears, i.e., preliminary, mid-card, main event, etc. and any standards COMPANY establishes specifically for such House Show.

     (b) If TALENT appears and performs in connection with an arena or studio Event which is taped or broadcast for use on COMPANY's television network or on a pay-per-view basis (‘TV Taping’), TALENT may be paid by COMPANY, as COMPANY shall determine in its discretion, an amount consistent with the nature of the match in which TALENT appears, i.e., preliminary, mid-card, main event, etc. and any standards COMPANY establishes specifically for such TV Taping.

7.3 (a) Licensed Product Royalties: In the event that the Original and/or New Intellectual Property are used by PROMOTER and/or licensed, sublicensed, or otherwise assigned to third parties for production, reproduction and/or sale and distribution, in conjunction with any consumer materials, goods or merchandise, (hereinafter collectively referred to as ‘Licensed Products’), such that the applicable Licensed Product only features the Original and/or New Intellectual Property , TALENT shall be paid twenty-five percent (25%) of the Licensed Products' Net Receipts received by PROMOTER with respect to any such licensing, sublicensing or assignment. Licensed Products' Net Receipts means the gross amount received by PROMOTER less expenses incurred by PROMOTER or its licensing agent for the applicable Licensed Product. TALENT acknowledges and agrees that TALENT shall not be eligible for any royalties with respect to television license, advertising and distribution fees paid to PROMOTER by any entity in connection with the exploitation of Original and/or New Intellectual Property.

     (b) In the event that the Original and/or New Intellectual Property are used by PROMOTER or licensed, sublicensed, or otherwise assigned to third parties in connection with Licensed Products featuring TALENT with other wrestlers represented by PROMOTER, PROMOTER shall allocate twenty-five percent (25%) of the Licensed Products Net Receipts, to be paid pro-rata among TALENT and all other talent so featured.

7.4 (a) Direct Sales Royalties: In the event that PROMOTER distributes and sells directly any Licensed Products other than any WWE Pay-Per-Views ,as set forth in paragraph 7.5(c), below or any WWE Video Products, as set forth in Paragraph 7.5(d) below, including without limitation, at the arena, via mail order sales or directly on television, or via the Internet (hereinafter ‘Direct Sales Products’), such that the applicable product only features the Original and/or New Intellectual Property of the TALENT, TALENT shall be paid five percent (5%) of the Direct Sales Products' Net Receipts derived by PROMOTER from such exploitation. For purposes of this paragraph, Direct Sales Products' Net Receipts mean the gross amount received by PROMOTER for sales of such products after deduction of local taxes and applicable arena commission(s) allocated for concession sales and cost of goods.

(b) In the event that the Original and/or New Intellectual Property of the TALENT are exploited by PROMOTER, such that Direct Sales Products feature TALENT with other wrestlers represented by PROMOTER, PROMOTER shall allocate five percent (5%) of the Direct Sales Products Net Receipts to be paid pro-rata among TALENT and all other talent so featured.

7.5 (a) (i) Royalties/Pay-Per-View Videos Sold By Licensees: PROMOTER shall allocate twenty-five percent (25%) of the Net Receipts paid to PROMOTER by licensees authorized to reproduce and sell video cassettes, videodiscs, CD ROM, or other technology, including technology not yet created (hereinafter referred to as ‘WWE Video Products’), of WWE pay-per-views in their entirety (‘WWE Pay-Per-Views’) to a talent royalty pool. Thereafter, PROMOTER shall pro-rate payment to TALENT and all other talent appearing in such WWE Pay-Per-Views in the same proportion as was the compensation paid to TALENT for his appearances in the pay-per-views to the total amount paid to all talent for their appearances in the pay-per-view. For purposes of paragraphs 7.5(a)(i) and 7.5(a)(ii), Net Receipts shall mean the gross amount received by PROMOTER from the licensees for the WWE Pay-Per-Views less any and all costs incurred by PROMOTER to produce and/or distribute such WWE Pay-Per-Views.

          (ii) In the event that the WWE Video Products are a compilation or derivative work of multiple individual WWE Pay-Per-Views in their entirety, such as a collection of videos, e.g., a Wrestlemania box set, payment to TALENT shall be calculated as follows: twenty-five percent (25%) of the Net Receipts paid to PROMOTER by licensees shall comprise the talent royalty pool, which shall first be pro-rated based on the number of individual videos in the compilation, and then the payment to TALENT for each video shall be consistent with the royalty payment to the TALENT at the time that each individual video was first released.

(b) Royalties/Non-Pay-Per-View Videos Sold By Licensees: PROMOTER shall allocate twenty-five percent (25%) of the Net Receipts paid to PROMOTER by licensees authorized to reproduce and sell all other WWE Video Products, other than those set forth in paragraphs 7.5(a)(i) and 7.5(a)(ii) above, to a talent royalty pool, from which PROMOTER shall pay TALENT and all other talent appearing in such WWE Video Products pro-rata among TALENT and all other talent so featured. For purposes of this paragraph 7.5(b), Net Receipts shall mean the gross amount received by PROMOTER for the WWE Video Products less any and all costs incurred by PROMOTER to produce and/or distribute such WWE Video Products.

(c) (i) Royalties/Pay-Per-View Videos Sold By Promoter: PROMOTER shall allocate five percent (5%) of the Net Receipts paid to PROMOTER with respect to the direct sale by PROMOTER of WWE Pay-Per-Views to a talent royalty pool. Thereafter, PROMOTER shall pro-rate payment to TALENT and all other talent appearing in such WWE Pay-Per-Views in the same proportion as was the compensation paid to TALENT for his appearances in the pay-per-views to the total amount paid to all talent for their appearances on the pay-per-views For purposes of paragraphs 7.5(c)(i) and 7.5(c)(ii), Net Receipts shall mean the gross amount received by PROMOTER for the WWE Pay-Per-Views.

(ii) In the event that the WWE Video Product is a compilation or derivative work of multiple individual WWE Pay-Per-Views in their entirety, such as a collection of videos, e.g., a Wrestlemania box set, payment to TALENT shall be calculated as follows: five percent (5%) of the Net Receipts paid to PROMOTER shall comprise the talent royalty pool, which shall first be pro-rated based on the number of individual videos in the compilation, and then the payment to TALENT for each video shall be consistent with the royalty payment to the TALENT at the time each individual video was first released.

(d) Royalties/Non Pay-Per-View Videos Sold By Promoter: PROMOTER shall allocate five percent (5%) of the Net Receipts paid to PROMOTER with respect to the direct sale by PROMOTER of all other WWE Video Products other than those set forth in paragraphs 7.5(c)(i) and 7.5(c)(ii) above, to a alent royalty pool, from which PROMOTER shall pay TALENT and all other talent appearing in such WWE Video Products pro-rata among TALENT and all other talent so featured. For purposes of this paragraph 7.5(d), Net Receipts shall mean the gross amount received by PROMOTER for the WWE Video Products. Notwithstanding the foregoing, if TALENT is deemed to be the ‘featured performer’ as determined by PROMOTER in its sole discretion, TALENT shall receive a bonus of an additional five percent (5%) of WWE’s Net Receipts up to the sale of the first one hundred fifty thousand (150,000) units. Once sales exceed 150,000, TALENT as a featured performer shall receive ten percent (10%) of WWE’s Net Receipts on all units sold, including the first 150,000 units. For example, the featured performer in the video entitled ‘Cause Stone Cold Said So’ is

‘Stone Cold Steve Austin’. If TALENT is part of a group that is determined to be the ‘featured performer’, TALENT shall share pro-rata with each and every member of the group in any bonus monies that may be due in connection with such WWE Video Products.

7.6 In the event the TALENT and/or the Original and/or New Intellectual Property of TALENT are used by COMPANY or licensed, sublicensed or assigned by COMPANY for non-wrestling related personal appearances and performances such as personal appearances for advertising or non-wrestling promotional purposes, radio and television commercials, movies, etc., TALENT may earn an amount to be mutually agreed to by TALENT and by COMPANY of the ‘Personal Appearance Net Receipts’ received by COMPANY, which amount, if any, may then be credited against TALENT’S Minimum Annual Compensation, if any. Personal Appearance Net Receipts means the amount received by COMPANY after payment of and provision for all of COMPANY's costs and expenses, except income taxes.

7.7 If COMPANY instructs TALENT to appear and perform in any Events or Programs as a commentator and/or to participate in post-Event production and/or voice-over activities as a commentator, TALENT's commentating shall be deemed work-for-hire and TALENT hereby assigns to COMPANY and COMPANY shall own all rights, in perpetuity, to all of TALENT's commentary and TALENT shall not be entitled to receive any royalty payments, or any additional compensation or residual payments whatsoever, as a result of COMPANY's commercial exploitation of such commentary in any form, whether broadcast programming, cable programming, pay-per-view programming, videotapes, videodiscs, the Internet or other mediums now or hereinafter discovered.

7.8 It is the understanding of the parties that TALENT shall not be paid anything for COMPANY's exploitation of the Original and/or New Intellectual Property in any of COMPANY's magazines or other publications or in any of COMPANY’s Internet websites which COMPANY may publish, produce or distribute at arenas, at newsstands and/or by mail or through electronic or any other manner of media or distribution, now known or hereinafter discovered, including, but not limited to, publication or distribution on the Internet or America On Line.

7.9 TALENT acknowledges and agrees that he shall only be eligible for the payments and royalties set forth in paragraphs 7.1 through 7.8 above for the performance of his services herein at the Events or in conjunction with any such other activities conducted by COMPANY that utilize TALENT’s services or Original and/or New Intellectual Property herein. TALENT acknowledges and agrees that any payments or royalties earned in connection with any wrestling services TALENT may perform during the term of this Agreement for any other wrestling/sports entertainment organization and /or entity may be credited against TALENT’s Minimum Annual Compensation, if any.

7.10 All payments made to TALENT are in full without withholding, except where required by law. After the end of each calendar year, COMPANY shall issue to TALENT Internal Revenue Service Form 1099 showing all payments to TALENT during that calendar year.

7.11 (a) COMPANY shall prepare and send statements as to royalties payable hereunder to TALENT within ninety (90) days following the end of each quarter, based upon the royalties received and processed by COMPANY in the previous quarter, together with payment of royalties, if any, earned by TALENT hereunder during such quarter-annual period, less advances and/or debits made by COMPANY on TALENT's behalf.

(b) COMPANY shall maintain books of account related to the payment of royalties hereunder at its principal place of business. TALENT, or TALENT's designated independent certified public accountant who is a member in good standing of the AICPA, may at TALENT's sole expense examine COMPANY's books insofar as they pertain to this Agreement for the purpose of verifying the accuracy thereof, during COMPANY's normal business hours and upon reasonable notice. Such audit shall be conducted in a manner that will not unreasonably interfere with COMPANY's normal business operations. TALENT shall not audit COMPANY's books and records more than twice during any calendar year and no such audit shall be conducted later than six (6) months after the last statement of royalties is given, delivered or sent to TALENT. Each audit is limited to five (5) days in duration. Statements of royalties may be changed from time to time to reflect year-end adjustments, to correct clerical errors and for similar purposes.

(c) TALENT shall be deemed to have consented to all statements of royalties and all other accountings provided by COMPANY hereunder and each such statement of royalties or other accounting shall be conclusive, final, and binding; shall constitute an account stated; and shall not be subject to any objection for any reason whatsoever unless a specific objection in writing, stating the basis thereof, is given by TALENT to COMPANY within one (1) year from the date the royalty statement at issue was given, delivered or sent to TALENT.

(d) No claim shall be filed pursuant to paragraph 13.8 below against COMPANY or COMPANY's affiliates that disputes any statement of royalties or accounting given by COMPANY hereunder or that makes any claim for royalties or royalty payments, unless the same is commenced or filed within one (1) year after the date such statement or accounting is first given, delivered or sent to TALENT, and unless TALENT has first exhausted his remedies pursuant to paragraph 7.11(b) above.”

      4.  All terms not defined herein shall have the same meaning given them in the Agreement. Except as expressly or by necessary implication modified hereby, the terms and conditions of the Agreement are hereby ratified and confirmed without limitation or exception.

Please confirm your acceptance of this First Amendment as set forth above by signing and notarizing in the space provided on each of the enclosed two (2) copies and return them to me. One (1) fully executed copy will be returned to you for your files. Thank you in advance for your prompt attention to this matter.

ACKNOWLEDGED AND AGREED:

WORLD WRESTLING		SHANE McMAHON
ENTERTAINMENT, INC
(“WWE”)

By:	/s/ James Ross	By:	/s/ Shane McMahon

	James Ross		Shane McMahon
Senior Vice President Talent Relations
and Wrestling Administration